Opportunity Partners LP
60 Heritage Drive
Pleasantville, NY 10570




January 10, 2001




David F. Conner
Secretary
Lincoln National Convertible Securities Fund, Inc.
C/o Delaware Investments
2005 Market Street
Philadelphia, PA 19103

Dear Mr. Conner:

We received a copy of your January 4, 2001 letter to the SEC seeking no action assurance if Lincoln National Convertible Securities Fund, Inc. (the "Fund") excludes our rule 14a-8 proposal to require an annual shareholder vote on the continuation of the advisory agreement from its proxy materials.

We dispute your contention that the Fund may omit our proposal and intend to respond to the SEC. However, please be advised that regardless of the SEC`s views, we intend to submit the same proposal at the Fund's annual meeting and solicit a sufficient number of proxies to approve it. The Fund's last proxy statement states that stockholder proposals must be "in proper form" but does not explain what "proper form" is. If the Fund does not believe our proposal as presented in our letter of November 5, 2000 is in "proper form," please advise us immediately.

We cannot imagine what rationale the board would have for not wanting the shareholders to be able to vote on the continuance of the advisory agreement since as you said in your letter to the SEC, "Section 15(a)(2) specifically permits the approval of the continuation of an advisory agreement by either a fund's board of directors or the shareholders independently and without the other's consent or participation." By seeking to exclude our proposal from the Fund's proxy statement, aren't the directors trying to prevent the shareholders from being able to independently exercise the authority granted to them under
Section 15(a)(2) to approve the continuance of the contract? If so, that would seem to be a violation of their fiduciary duty. What are we missing?

Very truly yours,

Phillip Goldstein
Portfolio Manager







Opportunity Partners LP
60 Heritage Drive
Pleasantville, NY 10570




January 16, 2001

Mary Cole
Securities and Exchange Commission
Division of Investment Management
Mail Stop 5-6
450 Fifth Street, N.W.
Washington, D.C.  20549


Lincoln National Convertible Securities Fund, Inc.(the "Fund")


Dear Ms Cole:

We received a copy of a January 4, 2001 letter from David F. Connor, counsel to the Fund, to the SEC seeking no action assurance if the Fund excludes from its proxy materials our rule 14a-8 proposal to adopt a bylaw to require an annual shareholder vote on the continuation of the Fund's advisory agreement. We write in opposition to Mr. Conner's request.

Mr. Connor relies on the September 21, 2000 Ellsworth Convertible no action letter. In that letter, the staff expressed the view that "the proposal may divest the board of directors of its ability to approve the continuance of the advisory contract.
That is, if the board of directors has approved the continuance of an advisory contract, but the shareholders do not approve the continuance, as required by the bylaw, then the continuance would not be approved, and the board's approval would be nullified."

Although we disagree with the staff's reasoning in the Ellsworth no action letter (see our enclosed letter of October 18, 2000), our proposal specifically allows that "if the shareholders do not approve continuance of the advisory contract, the board of directors may subsequently approve its continuance if not
inconsistent with state or federal law."   Therefore, if our
proposal is approved by the Fund's shareholders, then beginning in 2002, shareholders will be able to vote each year on the continuance of the advisory contract before the board approves it. If the shareholders do not approve the continuance, the board will then have an opportunity to consider it "independently and without the consent of the shareholders." Thus, our proposal does not divest the board of its authority to approve the continuance of the advisory agreement and cannot nullify a prior approval by the board (since the shareholders will vote before the board does).

The crux of this debate is whether the directors and/or advisor of a fund can prevent its shareholders from ever asserting their power to vote yea or nay on the continuation of the contract.
We believe that allowing the board to exclude our proposal conflicts with Section 1 of the ICA which states that every provision "shall be interpreted . . .to mitigate and, so far as is feasible, to eliminate . . . [the likelihood of] investment companies [being] managed in the interest of directors, officers
[or] investment advisers . . . ."  By vesting in the shareholders of a fund the independent authority to approve the continuance of the advisory agreement, Section 15(a)(2) protects them from being saddled with an advisor whose continuance would otherwise be rubber stamped by a friendly board of directors. Yet, it is the directors of funds rather than shareholders that virtually always approve the continuance only because shareholders have never sought to assert their power under Section 15(a)(2) to do so. We are seeking to assert that power by our proposal and the board should not be permitted to prevent that.

The question is not whether the shareholders can nullify the board's approval of the continuance but whether the board can prevent shareholders from ever voting on it. If the real owners of the Fund are always at the mercy of their agents, i.e., if the board can always prevent a shareholder vote on the continuance of the advisory agreement, then the phrase "or by vote of a majority of the outstanding voting securities of such company" in Section 15(a)(2) is meaningless.

Finally, Mr. Connor's convoluted argument that rule 14a-8(i)(12) allows the Fund to omit our proposal from its proxy materials has no merit. That rule plainly applies only to a proposal that has previously been included in a company's proxy materials. Our proposal has never been included in the Fund`s proxy materials. If one were to compile a list of the most ludicrous objections to shareholder proposals, this would be a strong candidate for the top spot.

Very truly yours,


Phillip Goldstein
Portfolio Manager